Exhibit 99.02

October 20, 2005

Brian A. Delle Donne
78 Sand Spring Road
Morristown, NJ 07960

          Re:          Employment Offer

Dear Brian:

          I am pleased to extend you an offer of employment as Executive Vice President and Chief Operating Officer of Computer Horizons Corp., a New York corporation (the “Company”). The following sets forth the terms of employment as Executive Vice President and Chief Operating Officer of the Company.

          Your employment is conditioned upon the satisfaction of all the conditions set forth in this letter. Your compensation will include an annual salary of $275,000. You will be eligible to receive an annual bonus at the sole discretion of the Company.

          The Company will grant you a stock option to purchase 75,000 shares (the “Shares”) of common stock, $.l 0 par value, of the Company at an exercise price of $4.16 per share pursuant to and in accordance with the Company’s 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”). Such stock option shall vest and become exercisable as to one-third of the Shares on each of October 19, 2006, October 19, 2007 and October 19, 2008. Such stock option shall vest and become exercisable with respect to all of the Shares upon a “Change of Control” as such term is defined in the 2004 Plan.

          The Company will provide you with an automobile allowance of $1,000 per month.

          You are also eligible for twenty-five (25) paid vacation days per year.

          To comply with Federal Immigration Law, we ask that you provide the Company with proof of your identity and citizenship. This can take the form of any two documents such as a birth certificate or passport, along with your driver’s license as photo identification. The Company will copy these documents and immediately return them to you.

          The terms of this offer do not and are not intended to create either an expressed or implied contract of employment for a specified period of time. It is understood that you are voluntarily entering into employment at will with the Company and either you or the Company can terminate the employment relationship at any time with or without prior notice for any reason whatsoever or no reason at all. Moreover, both you and the Company acknowledge that there is no agreement express or implied for any specific period of employment, or for continued employment.

          Brian A. Delle Donne
          October 20, 2005

          During the course of your employment, you may be asked to review and sign documents, including but not limited to, those that concern the non-disclosure of confidential information, and if you should leave the employ of the Company, the prompt return of all Company property then in your possession. Your execution of these confidentiality agreements and adherence to their terms are a condition of your employment.

          Please indicate your acceptance of this offer by signing below and returning this letter in its entirety to me within two (2) business days of the date of this letter. Please remember to keep one (1) copy for your records.

Sincerely,

/s/ Eric Rosenfeld

Eric Rosenfeld
Chairman of the Board
cc: Personnel File

Agreed and Accepted as of the date first
written above.

/s/ Brian A. Delle Donne

Brian A. Delle Donne